Exhibit 10.1

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                            STOCK PURCHASE AGREEMENT

                          Dated as of December 11, 2005

                                      among

                              SAPIENT CORPORATION,

                       PLANNING GROUP INTERNATIONAL, INC.

                                       and

                            THE SELLERS PARTY HERETO




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                                TABLE OF CONTENTS


1.  DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.................................1
2.  PURCHASE AND SALE OF SHARES................................................9
       2.1.     Purchase and Sale of Shares....................................9
       2.2.     Purchase Price................................................10
       2.3.     Fractional Shares.............................................10
       2.4.     The Closing...................................................10
       2.5.     Payments......................................................10
3.  REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY......................11
       3.1.     Organization; Predecessors....................................11
       3.2.     Power and Authorization.......................................11
       3.3.     Authorization of Governmental Authorities.....................12
       3.4.     Noncontravention..............................................12
       3.5.     Capitalization of the Company.................................12
       3.6.     Financial Statements..........................................13
       3.7.     No Distributions..............................................14
       3.8.     Absence of Undisclosed Liabilities............................14
       3.9.     Absence of Certain Developments...............................14
       3.10.    Debt; Guarantees..............................................15
       3.11.    Assets........................................................15
       3.12.    Accounts Receivable...........................................16
       3.13.    Real Property.................................................16
       3.14.    Equipment.....................................................17
       3.15.    Intellectual Property.........................................17
       3.16.    Legal Compliance; Illegal Payments; Permits...................20
       3.17.    Tax Matters...................................................20
       3.18.    Employee Benefit Plans........................................22
       3.19.    Environmental Matters.........................................24
       3.20.    Contracts.....................................................24
       3.21.    Affiliate Transactions........................................27
       3.22.    Customer and Supplier.........................................27
       3.23.    Citibank Entities.............................................28
       3.24.    Employees.....................................................28
       3.25.    Litigation; Government Orders.................................29
       3.26.    Product Warranties; Defects; Liability........................29
       3.27.    Insurance.....................................................30
       3.28.    Banking Facilities............................................30
       3.29.    Powers of Attorney............................................30
       3.30.    No Brokers....................................................31
       3.31.    Disclosure....................................................31
       3.32.    No Other Representations or Warranties........................31
4.  INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS..................31
       4.1.     Power and Authorization.......................................31
       4.2.     Authorization of Governmental Authorities.....................31
       4.3.     Noncontravention..............................................31
       4.4.     Title.........................................................32
       4.5.     Purchase Entirely for Own Account.............................32
       4.6.     Investment Experience; Investigation..........................32
       4.7.     Accredited Investor...........................................32
       4.8.     No Brokers....................................................33
       4.9.     Legends.......................................................33

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5.  REPRESENTATIONS AND WARRANTIES OF THE BUYER...............................33
       5.1.     Organization..................................................33
       5.2.     Power and Authorization.......................................33
       5.3.     Authorization of Governmental Authorities.....................34
       5.4.     Noncontravention..............................................34
       5.5.     SEC Filings; Financial Statements.............................34
       5.6.     Citibank Entities.............................................35
       5.7.     No Knowledge of Breaches......................................35
       5.8.     Investment Experience; Investigation..........................35
       5.9.     No Brokers....................................................36
       5.10.    No Other Representations or Warranties........................36
6.  COVENANTS.................................................................36
       6.1.     Closing.......................................................36
       6.2.     Operation of Business.........................................36
       6.3.     Notices and Consents..........................................37
       6.4.     Buyer's Access to Premises....................................37
       6.5.     Notice of Developments........................................37
       6.6.     Exclusivity...................................................37
       6.7.     Expenses......................................................38
       6.8.     Payment of Indebtedness.......................................38
       6.9.     Sellers' Release..............................................38
       6.10.    Confidentiality...............................................39
       6.11.    Publicity.....................................................39
       6.12.    Noncompetition and Nonsolicitation............................40
       6.13.    Further Assurances............................................40
       6.14.    Employees.....................................................40
       6.15.    Restrictions on Transfer of Stock Consideration...............40
       6.16.    Restricted Stock Unit Grants..................................41
7.  CONDITIONS TO THE BUYER'S OBLIGATIONS AT THE CLOSING......................42
       7.1.     Representations and Warranties................................42
       7.2.     Performance...................................................42
       7.3.     Stock Certificates............................................42
       7.4.     Compliance Certificate........................................42
       7.5.     Qualifications................................................42
       7.6.     Absence of Litigation.........................................42
       7.7.     Legal Opinion.................................................43
       7.8.     Consents, etc.................................................43
       7.9.     Tax Deliveries................................................43
       7.10.    Proceedings and Documents.....................................43
       7.11.    Ancillary Agreements..........................................43
       7.12.    Resignations..................................................43
       7.13.    No Material Adverse Change....................................43
       7.14.    Repayment of Pre-Closing Indebtedness, Etc....................43

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8.  CONDITIONS TO THE SELLERS' OBLIGATIONS AT THE CLOSING.....................44
       8.1.     Representations and Warranties................................44
       8.2.     Performance...................................................44
       8.3.     Compliance Certificate........................................44
       8.4.     Qualifications................................................44
       8.5.     Absence of Litigation.........................................44
       8.6.     Legal Opinion.................................................44
       8.7.     Consents, etc.................................................44
       8.8.     Proceedings and Documents.....................................44
       8.9.     Ancillary Agreements..........................................45
       8.10.    No Material Adverse Change....................................45
9.  TERMINATION...............................................................45
       9.1.     Termination of Agreement......................................45
       9.2.     Effect of Termination.........................................46
10. INDEMNIFICATION...........................................................46
       10.1.    Indemnification by the Sellers................................46
       10.2.    Indemnity by the Buyer........................................48
       10.3.    Time for Claims...............................................48
       10.4.    Third Party Claims............................................49
       10.5.    No Circular Recovery..........................................51
       10.6.    Other Limitations.............................................51
       10.7.    Remedies Cumulative...........................................52
       10.8.    Knowledge and Investigation...................................52
       10.9.    Sources of Indemnification for Buyer Indemnified Persons......52
       10.10.   Exclusive Remedy..............................................53
11. TAX MATTERS...............................................................53
       11.1.    S Corporation Matters.........................................53
       11.2.    Tax Indemnification...........................................54
       11.3.    Straddle Period...............................................54
       11.4.    Tax Sharing Agreements........................................55
       11.5.    Certain Taxes and Fees........................................55
       11.6.    Cooperation on Tax Matters....................................55
       11.7.    Preclosing Tax Returns........................................55
12. MISCELLANEOUS.............................................................55
       12.1.    Notices.......................................................55
       12.2.    Succession and Assignment; No Third-Party Beneficiary.........57
       12.3.    Amendments and Waivers........................................57
       12.4.    Provisions Concerning Sellers' Representative.................57
       12.5.    Entire Agreement..............................................58
       12.6.    Schedules; Listed Documents, etc..............................58
       12.7.    Counterparts..................................................58
       12.8.    Severability..................................................59
       12.9.    Headings......................................................59
       12.10.   Construction..................................................59
       12.11.   Governing Law.................................................59
       12.12.   Jurisdiction; Venue; Service of Process.......................59
       12.13.   Waiver of Jury Trial..........................................60

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                                    EXHIBITS
                                    --------

1           Employment Agreements
2.1         Shares
2.2.1       Purchase Price Allocation
2.2.2       Form of Escrow Agreement
3.6         Company's Financial Statements
6.16(a)     Restricted Stock Unit Grants
6.16(b)     Forms of Restricted Stock Unit Certificates
7.4         Form of Company/Seller Compliance Certificate
7.7         Form of Legal Opinion
8.3         Form of Buyer Compliance Certificate
8.6         Form of Legal Opinion

                                SCHEDULES
                                ---------

3.1.2       Predecessor Status, etc.
3.3         Authorization of Governmental Authorities
3.4         Effect of Contemplated Transactions
3.5         Capitalization of Company
3.6         Financial Statements
3.9         Absence of Certain Developments
3.10        Debt
3.11        Assets
3.13        Real Property
3.15        Intellectual Property
3.16.1      Legal Compliance
3.16.3      Permits
3.18        Employee Benefit Plans
3.19        Environmental Regulation
3.20        Contracts
3.21        Transactions with Sellers and Their Affiliates
3.22        Customer and Supplier
3.24        Employees
3.25        Litigation
3.26        Product Warranties, Defects; Liability
3.27        Insurance
3.28        Banking Facilities
3.29        Powers of Attorney
4.3         Effect of Contemplated Transactions
4.4         Title
5.3         Authorization of Governmental Authorities
5.4         Effect of Contemplated Transactions
6.8         Payment of Indebtedness
10.1.2      Monetary Limitations



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                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement dated as of December 11, 2005 (as amended or otherwise modified, the "Agreement") is among Sapient Corporation, a Delaware corporation (the "Buyer"), Planning Group International, Inc., a Florida corporation (the "Company"), and each Person that has signed this Agreement as a "Seller" (collectively, the "Sellers").

                                    RECITALS

     WHEREAS, the Sellers are the record and beneficial owners of all of the outstanding shares of capital stock of the Company (the "Shares"); and

     WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer, the Company and the Sellers hereby agree as follows:

     1.   DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

     As used herein, the following terms will have the following meanings:

     "338(h)(10) Election" is defined in Section 11.1.2.

     "1374 Tax" is defined in Section 3.17.11.

     "1933 Act" means the Securities Act of 1933.

     "1934 Act" means the Securities Exchange Act of 1934.

     "Action" means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

     "Affiliate" means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the Equity Interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of Equity Interests at such time.

     "Agreement" is defined in the Preamble.

     "Ancillary Agreements" means the certificates delivered pursuant to Sections 7.4 and 8.3, the Employment Agreements, the Escrow Agreement and the noncompetition/nonsolicitation agreements signed by each of Gaston Legorburu, Carter Norris and Patrick MacDougall.

     "Assets" is defined in Section 3.11.1.

     "Audited Financials" is defined in Section 3.6.1(a).

     "Business" means the business of the Company as such business is currently conducted.

     "Business Day" means any weekday other than a weekday on which banks in New York City are authorized or required to be closed.

     "Buyer" is defined in the Preamble.

     "Buyer Common Stock" means the common stock, $.01 par value per share, of the Buyer.

     "Buyer Indemnified Person" is defined in Section 10.1.1.

     "Buyer SEC Reports" is defined in Section 5.5(a).

     "Cash Consideration" is defined in Section 2.2.1(a).

     "Citibank Entities" means Citibank, N.A. or any of its Affiliates.

     "Class A Common Stock" means the Company's Class A voting common stock.

     "Class B Common Stock" means the Company's Class B non-voting common stock.

     "Closing" is defined in Section 2.4.

     "Closing Date" means the date on which the Closing actually occurs.

     "Code" means the U.S. Internal Revenue Code of 1986.

     "Common Stock" means the Class A Common Stock and the Class B Common Stock.

     "Company" is defined in the Preamble.

     "Company Plan" is defined in Section 3.18.2.

     "Company Software" means Owned Software and Licensed Software.

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     "Company Technology" means any and all Technology owned by the Company, licensed by the Company from a third party or otherwise used by the Company in connection with the Business.

     "Compensation" means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), made directly or indirectly by the Company to such Person or Affiliates of such Person.

     "Contemplated Transactions" means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Shares and (b) the execution, delivery and performance of the Ancillary Agreements.

     "Contractual Obligation" means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt,) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

     "Debt" means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers' acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and
(g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

     "Disclosed Contract" is defined in Section 3.20.2.

     "Employee Plan" is defined in Section 3.18.1.

     "Employment Agreements" means the employment agreements between the Buyer and each of Gaston Legorburu, Carter Norris, Patrick MacDougall and Carey Feick, substantially in the respective forms attached hereto as Exhibit 1.

     "Encumbrance" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

     "Enforceable" means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     "Environmental Laws" means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

     "Equipment" is defined in Section 3.14.

     "Equity Interests" means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

     "ERISA" means the federal Employee Retirement Income Security Act of 1974.

     "Escrow Agent" and "Escrow Agreement" are defined in Section 2.2.2.

     "Expense Adjustment" is defined in Section 6.7(a).

     "Facilities" means any buildings, plants, improvements or structures located on the Real Property.

     "Final Allocation" is defined in Section 11.1.4.

     "Final Termination Date" is defined in Section 9.1(b).

     "Financials" is defined in Section 3.6.1(b).

     "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

     "Government Order" means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

     "Governmental Authority" means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

     "Guarantee" means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

     "Hazardous Substance" is defined in Section 3.19.

     "Indemnified Party" means, with respect to any Indemnity Claim, the party asserting such claim under Section 10.1 or 10.2, as the case may be.

     "Indemnifying Party" means, with respect to any Indemnity Claim, the Buyer or one or more Sellers under Section 10.1 or 10.2, as the case may be, against whom such claim is asserted.

     "Indemnity Claim" means a claim for indemnity under Section 10.1 or 10.2, as the case may be.

     "Intellectual Property" means:

               (a) patents, copyrights, mask work rights and invention rights;

               (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

               (c) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

               (d) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and

               (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

     "Interim Financials" is defined in Section 3.6.1(b).

     "Legal Requirement" means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

     "Liability" means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and required under GAAP to be accrued on the financial statements of such Person.

     "Liability Policies" is defined in Section 3.27.

     "Licensed Software" means all Software that is owned by any third party and that is licensed to and used by the Company in the conduct of its business.

     "Licenses" is defined in Section 3.15.6.

     "Losses" is defined in Section 10.1.1.

     "Material Adverse Effect" means any change in, or effect on, the Business, operations, Assets or condition (financial or otherwise) of the Company which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets or condition (financial or otherwise) of the Company, taken as a whole; provided that none of the following shall constitute a Material Adverse Effect: (a) changes in general business or economic conditions in the United States or any foreign countries in which the Company conducts business, (b) changes in national or international political or social conditions, (c) changes in financial, banking, or securities markets in the United States or any foreign countries where the Company conducts business, in each case which do not have a disproportionate impact on the Company or (d) the taking of any action contemplated by this Agreement and the Ancillary Agreements.

     "Members of the Immediate Family" means, with respect to any individual,
(a) such Person's spouse, (b) each parent, brother, sister or child of such Person or such Person's spouse, (c) the spouse of any Person described in clause
(b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

     "Most Recent Balance Sheet" is defined in Section 3.6.1(a).

     "Most Recent Balance Sheet Date" is defined in Section 3.6.1(a).

     "Ordinary Course of Business" means an action taken by any Person in the ordinary course of such Person's business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

     "Organizational Documents" means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

     "Owned Software" means all Software used by the Company in the conduct of its business that is owned or purported to be owned by the Company.

     "Permits" means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

     "Permitted Encumbrance" means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics', materialmen's, carriers', workers', repairers' and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Real Property which are not violated in any material respect by the current use and operation of the Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Real Property in any material respect and (f) restrictions on the transfer of securities arising under federal and state securities laws.

     "Person" means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

     "Pre-Closing Tax Period" is defined in Section 11.2.

     "Predecessor" is defined in Section 3.1.2.

     "Products" is defined in Section 3.26.1.

     "Purchase Price" is defined in Section 2.2.1.

     "Real Property" is defined in Section 3.13.1.

     "Real Property Leases" is defined in Section 3.13.1.

     "Representative" means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Restricted Stock Unit" means a right to acquire shares of Buyer Common Stock, such rights to be granted in accordance with and subject to the terms of the Buyer's 1998 Stock Incentive Plan and the Restricted Stock Unit Certificates.

     "Restricted Stock Unit Certificates" is defined in Section 6.16.

     "RSU Grants" is defined in Section 6.16.

     "SEC" is defined in Section 4.7.

     "Section 338 Forms" is defined in Section 11.1.3.

     "Section 409A" is defined in Section 3.18.10.

     "Seller" and "Sellers" are defined in the Preamble.

     "Seller Indemnified Person" is defined in Section 10.2.1.

     "Sellers' Knowledge" means the knowledge of the Sellers, each of whom will be deemed to have knowledge of all such matters as he or she would have discovered, had he or she made reasonable inquiries.

     "Sellers' Representative" means Gaston Legorburu, as representative for the Sellers.

     "Shares" is defined in the recitals to this Agreement.

     "Software" means computer software or firmware in any form, including but not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing, but does not include commercially available, off-the-shelf software programs, provided that the Company is a licensee thereof and in material compliance with the terms of such license.

     "Stock Consideration" is defined in Section 2.2.1(b).

     "Straddle Period" is defined in Section 11.3.

     "Subsidiary" means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

     "Tax" or "Taxes" means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including
FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person's taxes as a transferee or successor, by contract or otherwise.

     "Tax Purchase Price" is defined in Section 11.1.4.

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Technology" means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), Software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by any Intellectual Property right or otherwise, and all documents and other materials recording any of the foregoing.

     "Termination Date" is defined in Section 9.1.

     "Third Party Claim" is defined in Section 10.4.1.

     "Threshold Amount" is defined in Section 10.1.2.

     "Transaction Expenses" is defined in Section 6.7.

     "Treasury Regulations" means the regulations promulgated under the Code.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word "including" will be construed as "including without limitation," (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement.

     2.   PURCHASE AND SALE OF SHARES.

          2.1. Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, each Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from such Seller, the Shares set forth opposite such Seller's name on Exhibit 2.1.

          2.2. Purchase Price.

               2.2.1 Purchase Price. The aggregate consideration for all of the Shares in the Company will be forty million dollars ($40,000,000.00) less the Expense Adjustment (the "Purchase Price"). The Purchase Price shall be paid as follows:

                    (a) Cash Consideration. Thirty-one million five hundred
               thousand dollars ($31,500,000) less seventy-five percent (75%) of the Expense Adjustment in cash (the "Cash Consideration") payable to the Sellers and allocated among the Sellers as set forth on
               Exhibit 2.2.1; and

                    (b) Stock Consideration. Such number of shares of Buyer
               Common Stock equal to the result obtained by dividing (i) eight million five hundred thousand dollars ($8,500,000) less twenty-five percent (25%) of the Expense Adjustment by (ii) the average of the daily volume-weighted average price per share (rounded to the nearest cent) of Buyer Common Stock as reported by the NASDAQ National Market over the five trading days immediately prior to the trading day before the Closing Date (the "Stock Consideration"), with such shares allocated among such Sellers as set forth on such Exhibit 2.2.1.

               2.2.2 Definitions. For purposes of this Agreement, the term "Escrow Agreement" means the Escrow Agreement between the Buyer, the Sellers' Representative, the Sellers and JPMorgan Chase Bank N.A., as escrow agent (the "Escrow Agent"), substantially in the form of
          Exhibit 2.2.2.

          2.3. Fractional Shares. No fractional shares of Buyer Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each recipient of Buyer Common Stock who would otherwise have been entitled to a fraction of a share of Buyer Common Stock hereunder shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the applicable price per share of Buyer Common Stock used to calculate the number of shares of Buyer Common Stock to be issued. The cash value of any such fractional shares will be delivered to the beneficial owners of the Stock Consideration to which such fractional interest relates at the Closing Date.

          2.4. The Closing. The purchase and sale of the Shares (the "Closing") will take place at the offices of Ropes & Gray LLP at One International Place, Boston, Massachusetts 02110 on January 2, 2006. If on or prior to such date the conditions set forth in Sections 7 and 8 have not been satisfied or waived by the Buyer or Sellers' Representative, respectively, subject to termination as set forth in Section 9, the Closing shall take place on such other date, not later than the fifth Business Day following the satisfaction of such conditions, as the Buyer and the Sellers' Representative may agree in writing. Except as otherwise provided in
     Section 9, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

          2.5. Payments. At the Closing, the Buyer will deliver

               2.5.1 To each person listed on Exhibit 2.2.1, the Cash Consideration (by wire transfer of immediately available federal funds to the accounts furnished by the Sellers) against delivery to the Buyer of certificates evidencing the Shares duly endorsed (or accompanied by duly executed stock transfer powers). Each Seller will furnish his or her account information to the Buyer in writing not fewer than two Business Days prior to the scheduled Closing Date.

               2.5.2 To the Escrow Agent, on behalf of the Sellers, the Stock Consideration. Buyer shall cause such Stock Consideration to be registered in the name of the owners of the Stock Consideration as set forth on Exhibit 2.2.1. The Buyer will deliver the Stock Consideration to the Escrow Agent on the Closing Date.

     3. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.

     In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company and each Seller hereby jointly and severally represent and warrant to the Buyer as follows:

          3.1. Organization; Predecessors.

               3.1.1 Organization. The Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect. The Company has no Subsidiaries. The Sellers have delivered to the Buyer true, accurate and complete copies of (x) the Organizational Documents of the Company and (y) the minute books of the Company which contain records of all meetings held of, and other corporate actions taken by, its stockholders, Boards of Directors and any committees appointed by its Boards of Directors; provided, however, that such documents shall be deemed to have been -------- ------- delivered to Buyer if Seller makes them available for Buyer's review in the "electronic data room."

               3.1.2 Predecessors. Schedule 3.1.2 sets forth a list of (a) any Person that has ever merged with or into the Company, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) or Equity Interests has ever been acquired by the Company,
          (c) any Person all or substantially all of whose assets have ever been acquired by the Company and (d) any prior names of the Company or any Person described in clauses (a) through (c) (each such Person, a "Predecessor").

          3.2. Power and Authorization.

               3.2.1 Contemplated Transaction. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation by the Company of the Contemplated Transactions are within the corporate power and authority of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each Ancillary Agreement to which the Company is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with its terms.

               3.2.2 Conduct of Business. The Company has the full corporate power and authority necessary to own and use its Assets and carry on the Business.

          3.3. Authorization of Governmental Authorities. Except as disclosed on
     Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Company, except any filing with, any Governmental Authority, which if not obtained would not have a Material Adverse Effect or hinder or delay the confirmation of the Contemplated Transactions.

          3.4. Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by the Company or any Seller of this Agreement or any Ancillary Agreement to which he, she or it is (or will be) a party nor the consummation of the Contemplated Transactions will:

               (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on
          Schedule 3.3, violate any Legal Requirement applicable to the Company;

               (b) result in a breach or violation of, or default under, any material Contractual Obligation of the Company;

               (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation of the Company;

               (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any material Asset; or

               (e) result in a breach or violation of, or default under, the Organizational Documents of the Company.

          3.5. Capitalization of the Company.

               3.5.1 Outstanding Capital Stock. As of the date of this Agreement, the entire authorized capital stock of the Company is as set forth on Schedule 3.5. The Company's Class A and Class B Common Stock are its only classes of capital stock. All of the outstanding shares of Common Stock have been duly authorized, validly issued, and are fully paid and non-assessable. The Company has not violated the 1933 Act, any state "blue sky" or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its capital stock.

               3.5.2 Ownership. The Company holds no shares of Common Stock in its treasury. All of the outstanding Equity Interests of the Company are held of record and beneficially owned by the Persons and in the respective amounts set forth on Schedule 3.5. The Sellers have delivered to the Buyer true, accurate and complete copies of the stock ledger of the Company which reflects all issuances, transfers, repurchases and cancellations of shares of its Common Stock; provided, however, that such ledger shall be deemed to have been delivered if Seller makes it available for Buyer's review in the "electronic data room."

               3.5.3 Encumbrances, etc. Except as disclosed on Schedule 3.5: (a) there are no preemptive rights or other similar rights in respect of any Equity Interests of the Company, (b) except as imposed by applicable securities laws, there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests, or otherwise affecting the rights of any holder of the Equity Interests of the Company, (c) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of the Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests of the Company and (d) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests of the Company.

          3.6. Financial Statements.

               3.6.1 Financial Statements. Attached as Exhibit 3.6 are copies of each of the following:

                    (a) the audited balance sheet of the Company as at December
               31, 2004 (respectively, the "Most Recent Balance Sheet," and the "Most Recent Balance Sheet Date") and the related audited statement of income, cash flow and changes in stockholders' equity of the Company for the fiscal year then ended, and the audited balance sheet of the Company as at December 31, 2003 and the related audited statement of income, cash flow and changes in stockholders' equity of the Company for the period of April 1, 2003 through December 31, 2003, accompanied in each case by any notes thereto and the report of Berenfeld Spritzer Schecter & Sheer, P.A. (collectively, the "Audited Financials"); and

                    (b) the unaudited balance sheet of the Company as at
               September 30, 2005 and the related unaudited statement of income, cash flow and changes in stockholders' equity of the Company for the nine months then ended (the "Interim Financials," and together with the Audited Financials, collectively the "Financials").

               3.6.2 Compliance with GAAP, etc. Except as disclosed on Schedule 3.6, the Financials (including any notes thereto) (a) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the unaudited Financials, to normal year-end audit adjustments, the effect of which will not, in the aggregate, be materially adverse and the absence of notes that, if presented, would not differ materially from those included in the Most Recent Audited Financials) and (b) fairly present in all material respects the financial position of the Company as at the respective dates thereof and the results of the operations of the Company for the respective periods covered thereby.

          3.7. No Distributions. Since November 2, 2005, the Company has not
     (i)made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any Common Stock or (ii) except as disclosed on Schedule
     3.21 or in an amount not exceeding $5,000.00 in the aggregate, entered into, or performed, any transaction with, or for the benefit of, any Seller or any Affiliate of any Seller.

          3.8. Absence of Undisclosed Liabilities. The Company has no Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet and (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement).

          3.9. Absence of Certain Developments. Since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed on Schedule 3.9 (which matters have not had, and are not reasonably likely to have, a Material Adverse Effect):

               (a) the Company has not (i) amended its Organizational Documents,
          (ii) amended any term of its outstanding Equity Interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities;

               (b) the Company has not become liable in respect of any Guarantee nor has it incurred, assumed or otherwise become liable in respect of any Debt in the aggregate in excess of $50,000, except for borrowings in the Ordinary Course of Business under credit facilities in existence on the Most Recent Balance Sheet Date;

               (c) the Company has not permitted any of its material Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

               (d) the Company has not (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests or (ii) except in an amount not exceeding $5,000.00 in the aggregate, entered into, or performed, any transaction with, or for the benefit of, any Seller or any Affiliate of any Seller;

               (e) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

               (f) the Company has not increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant, independent contractor or agent, other than in the Ordinary Course of Business, (ii) any director or officer or (iii) any Seller or any Affiliate of any Seller;

               (g) the Company has not entered into any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis (other than in the Ordinary Course of Business) or any officer or director or otherwise providing Compensation or other benefits to any employee or consultant (other than in the Ordinary Course of Business) or any officer or director;

               (h) the Company has not made any change in its pricing policies, payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions of credit other than in the Ordinary Course of Business;

               (i) the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority;

               (j) the Company has not terminated or closed any Facility, business or operation;

               (k) the Company has not adopted any Employee Plan or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Employee Plan;

               (l) the Company has not written up or written down any of its material Assets or revalued its inventory;

               (m) the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.9; and

               (n) no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

          3.10. Debt; Guarantees. The Company has no Liabilities in respect of Debt except as set forth on Schedule 3.10. For each item of Debt, Schedule
     3.10 correctly sets forth the debtor, the principal amount of the Debt as of the date of this Agreement (or with respect to capital leases, the dates set forth on Schedule 3.10) the creditor, the maturity date and the collateral, if any, securing the Debt. The Company has no Liability in respect of a guarantee of any Liability of any other Person.

          3.11. Assets.

               3.11.1 Ownership of Assets. The Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or right to use, all of its material properties, rights and assets, whether real or personal and whether tangible or intangible, including all Assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such Assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business ) (collectively, the "Assets"). Except as disclosed on Schedule 3.11, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

               3.11.2 Assets Used to Conduct the Business. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used to conduct the Business.

               3.11.3 Investments. The Company does not control, directly or indirectly, or own any direct or indirect Equity Interests in any Person.

          3.12. Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet have arisen in the Ordinary Course of Business, represent legal, valid, binding and enforceable obligations to the Company and, subject only to consistently recorded reserves for bad debts in a manner consistent with past practice, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and, to the Sellers' Knowledge, are not and will not be subject to any contests, claims, counterclaims or setoffs. All accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date have arisen, or will arise, in the Ordinary Course of Business, represent or will represent legal, valid, binding and enforceable obligations to the Company and, subject only to consistently recorded reserves for bad debts in a manner consistent with past practice, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and, to the Sellers' Knowledge, will not be subject to any contests, claims, counterclaims or setoffs.

          3.13. Real Property.

               3.13.1 The Company does not own any Real Property. Schedule 3.13 describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (the "Real Property"), and specifies the lessor(s) of such leased property and identifies each lease or any other Contractual Obligation under which such property is leased (the "Real Property Leases"). Except as described on Schedule 3.13 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than any lessor(s) of leased Real Property) in possession of the leased Real Property. With respect to each Real Property Lease that is a sublease, to the Sellers' Knowledge, the representations and warranties set forth in Sections 3.20.2 and 3.20.3 are true and correct with respect to the underlying lease.

               3.13.2 The Company is not obligated to pay any leasing or brokerage commission as a result of the Contemplated Transaction. There is no pending or, to Sellers' Knowledge, threatened eminent domain taking affecting any of the Real Property. The Sellers have delivered to the Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.

               3.13.3 To Sellers' Knowledge, none of the Facilities currently existing on the Real Property encroaches upon, and any Facilities under construction on the Real Property will not encroach upon, the real property of any other Person. To Sellers' Knowledge, no facility of any other Person encroaches upon the Real Property. Each parcel of Real Property abuts on and has direct vehicular access to a public road, to the extent necessary for the conduct of the Business as presently conducted.

               3.13.4 Neither the Company nor, to the Sellers' Knowledge, any other party to any Real Property Lease is in material breach or material violation of, or default under, or has repudiated any provision of, any Real Property Lease.

          3.14. Equipment. Except for any such failure which would not have a Material Adverse Effect, the tangible personal property other than inventory included in the Assets (the "Equipment") (a) is adequate and suitable in all material respects for its present use, (b) is in good working order, operating condition and state of repair (normal wear and tear excepted), (c) to Sellers' Knowledge has no defects (whether patent or latent), and (d) has been maintained in accordance with normal industry practice.

          3.15. Intellectual Property.

               3.15.1 The Company owns or has the right to use all material Company Technology.

               3.15.2 Neither the Company nor any Predecessor (a) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties or (b) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a Person must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business or the use of the Company Technology). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property right in and to any Company Technology.

               3.15.3 Schedule 3.15 identifies (a) all registered Intellectual Property which has been issued to the Company, (b) each pending application for registration of Intellectual Property Rights which the Company has made with respect to any Company Technology, (c) each Contractual Obligation which the Company or any Seller has granted to any third party with respect to any of (a) or (b) above and (d) each Contractual Obligation which the Company or any Seller has granted to any third party with respect to Company Technology that is not included in (a) or (b) above. True, accurate and complete copies of all such registrations, applications and Contractual Obligations, in each case, as amended, or otherwise modified and in effect, have been made available to the Buyer, as well as true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Each such registration is valid and subsisting. Schedule 3.15 also identifies each trade name, trade dress and unregistered trademark or service mark used by the Company or in connection with the Business or the Company Technology.

               3.15.4 Schedule 3.15 lists all material Company Software and identifies which of such Software is owned, licensed, leased, or otherwise used, as the case may be, and by or from whom. The Company is in actual possession of or has necessary control over: (i) the source code and object code for all Software included in the Owned Software; and (ii) the object code and, to the extent required for the use of the Owned Software, the source code, for all Software included in the Licensed Software. The Company is in possession of or has necessary control over all documentation (including, without limitation, all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Owned Software as currently used, or that is being designed and/or developed for use, in the business of the Company. Except for that Software described on Schedule 3.15, the Company Software constitutes all the material Software necessary to conduct the business as currently conducted by the Company.

               3.15.5 With respect to each item of Owned Software and each item of Intellectual Property listed on Schedules 3.15(a) and (b):

                    (a) the Company possesses all right, title, and interest in and to such item, free and clear of any Encumbrance;

                    (b) such item is not subject to any outstanding Government
               Order, and no Action is pending or threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and

                    (c) except as disclosed on Schedule 3.15, the Company has
               not agreed and does not have a Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

               3.15.6 Schedule 3.15 identifies each item of Company Technology that any Person besides the Company owns and that is used by the Company or in connection with the Business pursuant to any license, sublicense or other Contractual Obligation (the "Licenses"). Except as disclosed on Schedule 3.15, there are no royalties for the use of any such Company Technology. The Company has made available to the Buyer true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect. With respect to each such item identified on Schedule 3.15: (a) the Company is not subject to any outstanding Government Order with respect to its use of such item other than export control restrictions and other generally applicable Government Orders, and no Action is pending or threatened which challenges the legality, validity or enforceability of the Company's right to use such item and (b) none of the Sellers or the Company has granted any sublicense or similar right with respect to any License covering such item.

               3.15.7 The Company has disclosed source code to the Owned Software only pursuant to written confidentiality terms that reasonably protect the Company's rights in such Owned Software. Except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no Person (other than Company) is in possession of any source code for any of the Owned Software or has any rights to the same.

               3.15.8 Except as set forth on Schedule 3.15, the Company is not obligated to provide support or maintain any of the Company Software except pursuant to agreements terminable by the Company (other than for cause) on a periodic basis and that provide for periodic payments to the Company for such services. The Owned Software function substantially in accordance with its documentation in all material respects. During the past three (3) years from the date of this Agreement, there have been no failures or disruptions of the Company's operation of any Company Software being used by the Company in a live, production environment lasting more than one business day.

               3.15.9 None of the Owned Software and, to the Sellers' Knowledge, none of the Licensed Software, except as disclosed in the documentation for such Software or in any license agreements therefor, contain any time bomb, virus, worm, trojan horse, back door, drop dead device, or any other Software that would interfere with the normal operation of any Company Software, would allow circumvention of security controls for the same, or that is intended to cause damage to hardware, Software or data.

               3.15.10 The Company maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all applicable laws and Contractual Obligations. To the Sellers' Knowledge, there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access of any Company data.

               3.15.11 No federal, state, local or other governmental entity nor any university, college, or academic institution has rights in Owned Software other than pursuant to a valid, nonexclusive license granted by the Company.

               3.15.12 All Products made, used, or licensed by the Company under any registered patents that are part of the Company Technology are properly marked with patent notices. All Products and other materials made, used or licensed by the Company that use any restricted trademark or service mark that is part of the Company Technology or otherwise used by the Company in the Business bear proper trademark notices. All works that are part of the Company Technology and are provided or published by the Company to third parties are marked with proper copyright notices.

               3.15.13 None of the Owned Software constitutes or is dependent on any open source computer code, and none of the Owned Software is subject to any License or other Contractual Obligation that would require the Company to divulge to any Person any source code or trade secret that is part of the Owned Software.

               3.15.14 The Company's use and dissemination of any and all data and information concerning consumers of its products or users of any web sites operated by the Company is in compliance with all applicable privacy policies, its terms of use, its Contractual Obligations and law. The transactions contemplated to be consummated hereunder as of the Closing will not violate any of the Company's privacy policies, its terms of use, its Contractual Obligations or laws relating to the use, dissemination, or transfer of such data or information.

          3.16. Legal Compliance; Illegal Payments; Permits.

               3.16.1 Compliance. The Company is not in breach or violation of, or default under, and has not since December 31, 2002 been in breach or violation of, or default under:

                    (a) its Organizational Documents nor, to the Sellers'
               Knowledge, is there a basis which could constitute such a breach, violation or default;

                    (b) any material Legal Requirement nor, to Sellers'
               Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violation or defaults
               (i) disclosed on Schedule 3.16.1 and (ii) which have not had, and are not reasonably likely to have, a Material Adverse Effect. Matters relating to the Company's Real Property and Employee Plans and compliance with Environmental Laws and Tax laws are covered elsewhere in this Section 3 and the provisions of this
               Section 3.16.1 do not apply to such matters.

               3.16.2 Intentionally Omitted.

               3.16.3 Permits. The Company has been duly granted all Permits under all Legal Requirements necessary for the conduct of the Business. Schedule 3.16.3 describes each Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 3.16.3, (a) the Permits are valid and in full force and effect, (b) the Company is not in breach or violation of, or default under, any such Permit, and, to the Sellers' Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default and (c) the Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions. Matters relating to the Company's Real Property and Environmental Matters are more specifically covered elsewhere in this Section 3 and the provisions of this Section 3.16.3 do not apply to such matters.

          3.17. Tax Matters.

               3.17.1 The Company has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full. No claim has ever been made by an authority in writing (or to the Sellers' Knowledge orally) in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and, to the Sellers' Knowledge, there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances for current Taxes not yet due and payable or for Taxes the Company is contesting in good faith and for which adequate reserves have been established in accordance with GAAP.

               3.17.2 The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; each present and former employee and independent contractor of the Company has been properly classified and compensated under applicable state and federal law; and the Company has complied in all material respects with all civil rights, payment of wages, labor, employment and benefits law and all reporting and recordkeeping requirements relating thereto.

               3.17.3 To the Sellers' Knowledge, there is no dispute, audit, investigation, proceeding or claim concerning any Tax Liability of the Company pending, being conducted, claimed or raised by a Governmental Authority in writing. The Company has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company for the last three fiscal years of the Company.

               3.17.4 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company.

               3.17.5 The unpaid Taxes of the Company (a) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

               3.17.6 The Company has not made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments that were or would not be deductible by reason of Code Sections 162 or 404.

               3.17.7 The Company has never been a member of an "affiliated group" within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the "affiliated group" the common parent of which is the Company). The Company is not a party to any Contractual Obligation relating to Tax sharing or Tax allocation. The Company has no Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

               3.17.8 The Company is not required nor has been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the Contemplated Transactions, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. To the Sellers' Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method.

               3.17.9 The Company does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

               3.17.10 The Company is not a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code.

               3.17.11 The Company has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since its formation and the Company will be an S corporation up to and including the Closing Date. The Company shall not be liable for any Tax under Code ss.1374 or analogous provisions of state or local law (the "1374 Tax") in connection with the deemed sale of the Company's assets caused by the ss.338(h)(10) Election. Except as set forth on
          Schedule 3.1.2, the Company has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

          3.18. Employee Benefit Plans.

               3.18.1 For purposes of this Agreement, "Employee Plan" means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of
          Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, termination, salary continuation, severance, change in control, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

               3.18.2 Schedule 3.18 lists all Employee Plans as to which the Company sponsors, maintains, contributes or is obligated to contribute, or under which the Company has any Liability and which benefits any current or former employee, director, consultant or independent contractor of the Company or the beneficiaries or dependents of any such Person (each a "Company Plan"). With respect to each Company Plan, the Company has delivered to the Buyer true, accurate and complete copies of each of the following: (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (d) copies of any summary plan descriptions, employee handbooks or similar employee communications, (e) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the IRS and any related correspondence, and a copy of any pending request for such determination, (f) in the case of any funding arrangement intended to qualify as a VEBA under Code
          Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (g) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

               3.18.3 Neither the Company nor any other Person that would be considered a single employer with the Company under the Code or ERISA has ever maintained a plan subject to Title IV of ERISA or Code
          Section 412, including any "multiemployer plan" as defined in Section 4001(a)(8) of ERISA.

               3.18.4 Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified and is the subject of a favorable determination or opinion letter from the IRS on which the Company may rely as to all current plan terms (except for any such terms as to which no such determination or opinion letter has been received but which are the subject of a pending request for such a determination or opinion or for which the deadline for requesting such a determination or opinion has not yet arrived). Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable Legal Requirements, and nothing has occurred with respect to any Company Plan that has subjected or could subject the Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a tax under Code
          Section 4973. Each Company Plan that is a qualified defined contribution plan is an "ERISA Section 404(c) Plan" within the meaning of the applicable Department of Labor regulations.

               3.18.5 All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis and, to the extent not due, have been appropriately accrued on the books of the Company.

               3.18.6 There is no pending or, to the Sellers' Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

               3.18.7 Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

               3.18.8 No present or former independent contractor or leased employee who provides or provided services to the Company participates in or currently receives benefits, or is or ever was eligible to receive benefits, under any Company Plan.

               3.18.9 The Contemplated Transactions will not, by themselves or together with any other event, cause or result in the payment, acceleration or vesting of any payment, right, or benefit under any Company Plan, nor is there any contract, plan or arrangement covering any present or former employee or director of, or consultant or other service provider with respect to, the Company that would give rise to any "excess parachute payment" as that term is defined in Section 280G of the Code.

               3.18.10 No Company Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code ("Section 409A") has been materially modified (as defined under Section 409A) on or after October 3, 2004 and all such non-qualified deferred compensation plans have been operated in good faith compliance with Section 409A.

          3.19. Environmental Matters. Except as set forth on Schedule 3.19, (a) the Company and its Predecessors are, and have been, in compliance with all Environmental Laws, except for any failure to comply which would not have a Material Adverse Effect, (b) there has been no release or threatened release by the Company or any of its Predecessors, or to the Sellers' Knowledge by any other Person of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each a "Hazardous Substance") on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or a Predecessor, (c) there have been no Hazardous Substances generated by the Company or a Predecessor that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) to the Sellers' Knowledge there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by the Company or a Predecessor, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Sellers have made available to the Buyer true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect.

          3.20. Contracts.

               3.20.1 Contracts. Except as disclosed on Schedule 3.20, the Company is not bound by or a party to:

                    (a) any Contractual Obligation (or group of related
               Contractual Obligations) for the Company's purchase of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the Company's receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for either an aggregate or annual payments by the Company in excess of ten thousand dollars ($10,000.00);

                    (b) any Contractual Obligation or group of related
               Contractual Obligations (other than (i) proposals, work orders, statements of work, quotes or e-mail confirmations that do not vary the material terms of the master services agreement or any other comparable arrangement under which they are governed or
               (ii) Contractual Obligations not subject to a master services agreement or any other comparable arrangement, provided that such Contractual Obligations do not extend for a period more than six months) for the Company's sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the Company's furnishing of services, in each case, the performance of which will extend over a period of more than one year or which provide for either an aggregate or annual payments to the Company in excess of ten thousand dollars ($10,000.00);

                    (c) (i) any capital lease or (ii) any other lease or other
               Contractual Obligation relating to the Equipment providing for annual rental payments in excess of two thousand five hundred dollars ($2,500.00), under which any Equipment is held or used by the Company;

                    (d) any Contractual Obligation, other than Real Property
               Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements) that is not included on Schedule 3.15;

                    (e) any Contractual Obligation relating to the acquisition or disposition of (i) any business of the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

                    (f) any Contractual Obligation under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and
               (ii) above.

                    (g) any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

                    (h) any Contractual Obligation (or group of related
               Contractual Obligations) (i) under which the Company has created, incurred, assumed or guaranteed any Debt in excess of one thousand dollars ($1,000.00) or (ii) under which the Company has permitted any Asset to become Encumbered;

                    (i) any Contractual Obligation under which any other Person has guaranteed any Debt of the Company;

                    (j) any Contractual Obligation relating to confidentiality or non-competition (whether the Company is subject to or the beneficiary of such obligations), other than Contractual Obligations between the Company and any of its employees substantially in the form of the Company's Standard Confidentiality Agreement attached to Schedule 3.24);

                    (k) any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;

                    (l) any Contractual Obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder's agreement or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder's, or similar fees or expenses in connection with this agreement or the Contemplated Transactions);

                    (m) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company's current or former directors, officers, and employees;

                    (n) any Contractual Obligation providing for the employment or consultancy (including on an independent contractor basis) with an individual (or in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than an Employee Plan);

                    (o) any agency, dealer, distributor, sales representative, marketing or other similar agreement;

                    (p) any Contractual Obligation under which the Company has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business;

                    (q) any other Contractual Obligation (or group of related
               Contractual Obligations) the performance of which involves consideration in excess of ten thousand dollars ($10,000.00) over the life of such Contractual Obligation

          The Sellers have delivered to the Buyer true, accurate and complete copies of each written Contractual Obligation listed on Schedule 3.20, in each case, as amended or otherwise modified and in effect. The Sellers have delivered to the Buyer a written summary setting forth the terms and conditions of each oral Contractual Obligation listed on
          Schedule 3.20.

               3.20.2 Enforceability, etc. To the Sellers' Knowledge, each Contractual Obligation required to be disclosed on Schedule 3.10
          (Debt), 3.13 (Real Property Leases), 3.15 (Intellectual Property),
          3.18 (Employee Plans), 3.20 (Contracts), 3.22 (Customers and Suppliers) or 3.27 (Insurance) (each, a "Disclosed Contract") is Enforceable in all material respects against each party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed on Schedule 3.4, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

               3.20.3 Breach, etc. Neither the Company nor, to the Sellers' Knowledge, any other party to any Disclosed Contract is in material breach or material violation of, or default under, or has repudiated any provision of, any Disclosed Contract. Matters relating to the Company's Real Property Leases and Illegal Payments, etc. are covered in Sections 3.13 and 3.16.2, respectively, and the provisions of this
          Section 3.20.3 do not apply to such matters.

          3.21. Affiliate Transactions. Except for the matters disclosed on
     Schedule 3.21, no Affiliate of any Seller is an officer, director, employee or consultant to the Company and no Seller or Affiliate of any Seller is a competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company, which relates to an amount in excess of $5,000.00 in the aggregate. Except as disclosed on Schedule 3.21, no Seller or any Affiliate of any Seller owns any material Asset used in the Business.

          3.22. Customer and Supplier. Schedule 3.22 sets forth a complete and accurate list of (a) the ten largest customers of the Company (measured by aggregate billings) during the fiscal year ended on the Balance Sheet Date, indicating the existing Contractual Obligations with each such Customer by product or service provided and (b) the ten largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) during the fiscal year ended on the Most Recent Balance Sheet Date, indicating the Contractual Obligations for continued supply from each such supplier. The relationships of the Company with the customers and the suppliers required to be listed on Schedule 3.22 are good commercial working relationships and none of such customers or the suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Company in writing of any intention to do any of the foregoing or, to Sellers' Knowledge, otherwise threatened to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its relationship with the Company. As of the date hereof, to the Sellers' Knowledge, there is no reason to believe that there will be any change in the relationships of the Company with the Customers and Suppliers as a result of the Contemplated Transactions.

          3.23. Citibank Entities. The relationship of the Company with each of the Citibank Entities is a good commercial working relationship, and none of the Citibank Entities has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of any purchases or material increase in the prices paid) or notified the Company in writing of any intention to do any of the foregoing or, to Sellers' Knowledge, otherwise threatened to cancel, terminate or materially alter (including any material reduction in the rate or amount of any purchases or material increase in the prices paid) its relationship with the Company. As of the date hereof, to the Sellers' Knowledge, there is no reason to believe that there will be any change in the relationship between the Company and any of the Citibank Entities as a result of the Contemplated Transactions.

          3.24. Employees.

               3.24.1 All current employees of the Company are listed on
          Schedule 3.24. Each current employee of the Company is bound by the Company's standard confidentiality agreement, a copy of which is attached to Schedule 3.24.

               3.24.2 Schedule 3.24 lists all independent contractors who have provided services to the Company from December 31, 2004 through the date of this Agreement to whom the Company paid in excess of twenty-five thousand dollars ($25,000.00). Each current independent contractor is bound by a confidentiality agreement.

               3.24.3 Except as disclosed on Schedule 3.24, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Sellers' Knowledge, threatened between the Company, on the one hand, and its employees, on the other hand. Except as disclosed on Schedule 3.24, (a) no employee of the Company is represented by a labor union, (b) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) no petition has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative and (d) to Sellers' Knowledge there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union. No executive officer's or other key employee's employment with the Company has been terminated for any reason nor has any such officer or employee notified the Company of his or her intention to resign or retire since the Most Recent Balance Sheet Date.

               3.24.4 No employee, officer, contractor or consultant of the Company is obligated under any applicable law or to Sellers' Knowledge under any Contractual Obligation of any nature, or to Sellers' Knowledge is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's, officer's, contractor's or consultant's best efforts to promote the interests of the Company or that would conflict with the Business. To Sellers' Knowledge, the conduct of the Business has not and will not, and the consummation of the Contemplated Transactions will not, conflict with or result in a breach of the terms, conditions or provisions, or constitute a default under any Contractual Obligation under which any employee, officer, contractor or consultant of the Company is obligated.

          3.25. Litigation; Government Orders.

               3.25.1 Litigation. Except as disclosed on Schedule 3.25, (which matters have not had, and are not reasonably likely to have, a Material Adverse Effect), there is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Sellers' Knowledge, threatened, which may affect the Company or its ownership of, or interest in, any Asset or the use or exercise by the Company of any Asset would have a Material Adverse Effect. There is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Sellers' Knowledge, threatened, which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (b) may result in any change in the current equity ownership of the Company, nor, to the Sellers' Knowledge, is there any basis for any of the foregoing. There is no Action which the Company presently intends to initiate.

               3.25.2 Government Orders. No Government Order has been issued which is applicable to, or otherwise affects, the Company or its Assets or the Business.

          3.26. Product Warranties; Defects; Liability.

               3.26.1 Each product manufactured, sold, leased, licensed, delivered or installed by the Company (collectively, the "Products") is, and at all times has been, (a) in compliance with all applicable Legal Requirements, except for any failure to comply which would not have a Material Adverse Effect, (b) fit in all material respects for the ordinary purposes for which it is intended to be used and (c) materially in conformity with any and all Contractual Obligations, express and implied warranties, promises and affirmations of fact made by the Company. The Company has no Liability (and, to the Sellers' Knowledge, there is no basis for any present or future Action giving rise to any Liability) for replacement or repair of any Products or other damages in connection with any Products, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet, as adjusted for the passage of time in accordance with GAAP, applied on a basis consistent with the principles applied in the preparation of the Most Recent Balance Sheet, which reserve is adequate to address all such Liabilities. Each Product contains adequate warnings, the content and display of which conform with applicable Legal Requirements and current industry practice, except for any such failure which would not have a Material Adverse Effect. There is no material design defect with respect to any Product.

               3.26.2 Except as disclosed on Schedule 3.26, no Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease or license.

               3.26.3 There is no Action to which the Company is a party pending, or to the Sellers' Knowledge, threatened relating to, or otherwise involving, alleged material defects in the Products or services provided by the Company, or the failure of any such Products or services to meet certain material specifications, and, to the Sellers' Knowledge, there is no basis for any of the foregoing. Since December 31, 2002 there have been no actions against the Company relating to, or otherwise involving, alleged defects in the Products or services provided by the Company, or the alleged failure of any such services or Products to meet certain specifications. The Company has no Liability (and, to the Sellers' Knowledge, there is no basis for any present or future Action giving rise to any Liability) arising out of any injury to any Person or property as a result of any services provided by the Company, or the ownership, possession, or use of the Products, which Liability would have a Material Adverse Effect.

          3.27. Insurance. Schedule 3.27 sets forth a list of insurance policies, including policies by which the Company, or any of its Assets, employees, officers or directors or the Business has been insured since December 31, 2002 (the "Liability Policies") and, with respect to such Liability Policies under which the Company, or any of its Assets, employees, officers or directors or the Business is currently insured. The list includes for each Liability Policy the policy number and name of insurer. The Sellers have made available to the Buyer true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. There are no self-insurance arrangements affecting the Company. The Company has since December 31, 2002 maintained in full force and effect insurance with respect to its Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 3.27, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) to the Sellers' Knowledge has threatened to cancel any Liability Policy. Except as disclosed on Schedule 3.27, to the Sellers' Knowledge, no insurer plans to raise the premiums for, or materially alter the coverage under, any current Liability Policy. Except as disclosed on
     Schedule 3.27, the Company will after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

          3.28. Banking Facilities. Schedule 3.28 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat; (b) the names of all persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company.

          3.29. Powers of Attorney. Except as set forth on Schedule 3.28, the Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof).

          3.30. No Brokers. The Company has no Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Sellers.

          3.31. Disclosure. The representations and warranties contained in this
     Section 3 and in the Ancillary Agreements do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

          3.32. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3 and Section 4 below, none of the Company, the Sellers or any other Person makes any other express or implied representation or warranty on behalf of the Company or any Seller.

     4. INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

     Each Seller severally, and not jointly, hereby represents and warrants to the Buyer, solely as to such Seller, that:

          4.1. Power and Authorization. The execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of such Seller. This Agreement and each Ancillary Agreement to which such Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by such Seller and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Seller, Enforceable against such Seller in accordance with its terms.

          4.2. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by such Seller, except any filing with any Governmental Authority which if not obtained would not have a Material Adverse Effect or adversely affect the ability of such Seller to consummate the Contemplated Transactions.

          4.3. Noncontravention. Except as disclosed on Schedule 4.3, neither the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which such Seller is (or will be) a party nor the consummation of the Contemplated Transactions will:

               (a) violate any provision of any Legal Requirement applicable to such Seller;

               (b) result in a material breach or material violation of, or material default under, any Contractual Obligation of such Seller; or

               (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation.

          4.4. Title. Such Seller is the record and beneficial owner of the outstanding Shares set forth opposite such Seller's name on Schedule 4.4, and has good and marketable title to such Shares, free and clear of all Encumbrances except this Agreement and as are imposed by applicable securities laws. Such Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Shares held by such Seller, free and clear of all Encumbrances, except as are imposed by applicable securities laws. Immediately following the Closing, the Buyer will be the record and beneficial owner of such Shares, and have good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws or created by the Buyer. Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Shares or other equity interests in the Company.

          4.5. Purchase Entirely for Own Account. This Agreement is made with such Seller in reliance upon such Seller's representation to the Buyer, which by such Seller's execution of this Agreement such Seller hereby confirms, that the Stock Consideration and the Restricted Stock Units to be received by such Seller, will be acquired for investment for such Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same (this representation and warranty not limiting such Seller's right to sell such Restricted Stock Units or Buyer Common Stock in compliance with the terms of this Agreement, the Restricted Stock Units and applicable federal and state securities laws). By executing this Agreement, such Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Stock Consideration or the Restricted Stock Units or the underlying shares of Buyer Common Stock.

          4.6. Investment Experience; Investigation. Such Seller is able to bear the economic risk of full loss of the value of the Restricted Stock Units and Buyer Common Stock, as applicable, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Restricted Stock Units and Buyer Common Stock, as applicable. Such Seller has had an opportunity to discuss the Buyer's business, management and financial affairs with the Buyer's management and has had made available to it or otherwise had the opportunity to review any financial and business documents requested by it, including without limitation the Buyer SEC Reports. Such Seller has not relied on any representations or warranties other than those contained in this Agreement.

          4.7. Accredited Investor. Such Seller is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

          4.8. No Brokers. Other than Liabilities which will be borne by the Sellers, such Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions, and such Seller agrees to satisfy in full all such Liabilities.

          4.9. Legends. It is understood that the certificates evidencing the Restricted Stock Units and shares of Buyer Common Stock issued as Stock Consideration may bear one or all of the following legends:

               4.9.1 "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               4.9.2 "The sale or other disposition of any of the securities represented by this certificate is restricted by a certain Stock Purchase Agreement, as amended from time to time, by and among this Company and Planning Group International, Inc. A copy of the Stock Purchase Agreement is available for inspection during normal business hours at the principal executive office of this Company and will be furnished to the record holder of this certificate without charge upon written request to the Company at its principal place of business."

               4.9.3 Any legend required by law or applicable securities laws, including, without limitation, any legend required by the General Corporation Law of the State of Delaware.

     5. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

     The Buyer represents and warrants to the Sellers that:

          5.1. Organization. The Buyer is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify has not had, and is not reasonably likely to have, a material adverse effect on the Buyer.

          5.2. Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Buyer and
     (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. The Buyer has the full corporate power and authority necessary to own and use its assets and carry on its business as presently conducted.

          5.3. Authorization of Governmental Authorities. Except as disclosed on
     Schedule 5.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Buyer.

          5.4. Noncontravention. Except as disclosed on Schedule 5.4, neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will:

               (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on
          Schedule 5.3, violate any provision of any Legal Requirement applicable to the Buyer;

               (b) result in a breach or violation of, or default under, any Contractual Obligation of the Buyer;

               (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation;

               (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any asset of the Buyer; or

               (e) result in a breach or violation of, or default under, the Buyer's Organizational Documents.

          5.5. SEC Filings; Financial Statements.

               (a) Buyer has filed all forms, proxy and information statements, reports and documents required to be filed with the SEC, including (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, (iii) its proxy statement relating to Buyer's annual meeting of shareholders held May 24, 2005, and (iv) all amendments and supplements to all such reports and statements filed by Buyer with the SEC (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports (i) were prepared and complied in all material respects in accordance with the requirements of the 1933 Act or the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Buyer's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports complies as to form in all material respects with the applicable rules and regulations of the SEC and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Buyer and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. Any change by the Buyer in the accounting principles, practices or methods used in such financial statements of the Buyer and its subsidiaries included in the Buyer SEC Reports has been appropriately disclosed in such financial statements.

               (c) The management of the Buyer has (x) implemented (A) disclosure controls and procedures (as defined in Rule 13a-15(e) of the 1934 Act) to ensure that material information relating to the Buyer, including its subsidiaries, is made known to the management of the Buyer by others within those entities and (B) a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (y) has disclosed, based on its most recent evaluation, to the Buyer's outside auditors and the audit committee of the Board of Directors of the Buyer (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Buyer's ability to record, process, summarize and report financial data and (B) any material fraud that involves management or other employees who have a significant role in the Buyer's internal control over financial reporting. Since September 30, 2005, there has not been any material adverse change in the Buyer's internal control over financial reporting.

          5.6. Citibank Entities. To the Buyer's knowledge, there is no reason to believe that there will be any change in the relationship among the Company and the Citibank Entities as a result of the Buyer acquiring the Shares.

          5.7. No Knowledge of Breaches. The following individuals do not have actual knowledge of any breach of, or inaccuracy in, any representation or warranty made by the Company or the Sellers: Jane Owens, Jerry Greenberg, Scott Downey, Joe Carrolo, Clement Mok, Jason Turner and Ryan Walsh.

          5.8. Investment Experience; Investigation. The Buyer is able to bear the economic risk of full loss of the value of the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Buyer has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and has had made available to it or otherwise had the opportunity to review any financial and business documents requested by it. The Buyer has not relied on any representations or warranties other than those contained in this Agreement.

          5.9. No Brokers. The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be Liable.

          5.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5, neither the Buyer nor any other Person makes any other express or implied representation or warranty on behalf of the Buyer.

     6. COVENANTS.

          6.1. Closing. Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Sections 7 and 8).

          6.2. Operation of Business.

               6.2.1 Conduct of Business. From the date of this Agreement until the Closing Date, the Company will and the Sellers will cause the Company to:

                    (a) conduct the Business only in the Ordinary Course of
               Business;

                    (b) maintain the value of the Business as a going concern;
               and

                    (c) preserve intact its business organization and
               relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees.

               6.2.2 Buyer's Consent. Without limiting the generality of Section 6.2.1, without the written consent of the Jerry Greenberg, which consent will not be unreasonably withheld and will be given or withheld within 24 hours of request, of the Company will not, and the Sellers will cause the Company not to:

                    (a) Take or omit to take any action that would cause the
               representations and warranties in Section 3 to be untrue at, or as of any time prior to, the Closing Date; and

                    (b) take or omit to take any action which, if taken or
               omitted to be taken between the Most Recent Balance Sheet Date and the date of this Agreement would have been required to be disclosed on Schedule 3.9;

          provided, however, that this Section 6.2.2 will not prevent the Company from (x) paying any of the Transaction Expenses set forth in
          Section 6.7(a) in accordance with the terms thereof, or (y) entering into Contractual Obligations for the furnishing of services by the Company (i) pursuant to an existing master services agreement or any other comparable existing contractual arrangement, such Contractual Obligations not violating or varying the material terms of such master services agreement or comparable existing contractual arrangement or
          (ii) other than pursuant to an existing master services agreement or any other comparable existing contractual arrangement in amounts not in excess of $100,000.00.

          6.3. Notices and Consents.

               6.3.1 The Company. The Sellers will cause the Company to give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person as reasonably requested by the Buyer.

               6.3.2 Sellers. Each Seller will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Person as reasonably requested by the Buyer.

               6.3.3 Buyer. The Buyer will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person as reasonably requested by the Company.

          6.4. Buyer's Access to Premises. From the date of this Agreement until the Closing Date, the Company will permit the Buyer and its Representatives to have full access (at reasonable times and upon reasonable notice) to all officers of the Company and to all premises, properties, books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Company and make copies of such books, records, contracts, data, information and documents as the Buyer and its Representatives may reasonably request.

          6.5. Notice of Developments. From the date of the Agreement until the Closing Date, the Company and the Sellers will give the Buyer prompt written notice upon becoming aware of any material development affecting the Assets, Liabilities, Business, financial condition, operations or prospects of the Company, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Company's or the Sellers' representations and warranties; provided, however, that except as otherwise set forth in this Agreement, no such disclosure will be deemed to prevent or cure any breach of, or inaccuracy in any representation or warranty set forth in this Agreement. The Sellers will be entitled to deliver to the Buyer a supplement to the Schedules that discloses to the Buyer in reasonable detail any facts and circumstances arising after the date of the Agreement that would constitute a breach of the representations and warranties set forth in Section 3. The Buyer will have no obligation to consummate the Closing on the basis of such supplemented Schedules unless such supplements only include Contractual Obligations permitted to be entered into between the date hereof and Closing as set forth in Section 6.2.2; provided, however, that a decision by the Buyer to consummate the Closing notwithstanding such disclosure shall be deemed to be an acceptance of such supplemented Schedules.

          6.6. Exclusivity. From the date of this Agreement until the Closing, neither the Sellers nor the Company will (and the Company and Sellers will not permit their respective Affiliates or any of their or their Affiliates' Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any capital stock in the Company or any merger, recapitalization, share exchange, sale of substantial Assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote its Shares in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise. The Company and the Sellers will notify the Buyer immediately if any Person makes any written proposal or offer with respect to any of the foregoing (whether solicited or unsolicited).

          6.7. Expenses. With respect to the costs and expenses (including legal, accounting, consulting and advisory) incurred in connection with the Contemplated Transactions (the "Transaction Expenses"):

                    (a) if the Closing occurs, (i) the Transaction Expenses of the Sellers and the Company listed on Schedule 6.7 (including without limitation, all fees and expenses of Berkowitz Dick Pollack & Brant, Baybridge Capital Advisors LLC, the additional compensation not included in the Ordinary Course of Business salary payments or bonus disclosed on Schedule 3.9 to be paid to Patrick MacDougall on or before December 31, 2005 and any amounts due to participants of the Company's Equity Appreciation Rights
               Plan) will be deducted from the aggregate consideration paid for the Shares of the Company (the "Expense Adjustment"); provided, however, that the Expense Adjustment will not include the lesser of (A) $70,000 and (B) fifty percent (50%) of the sum of (x) the legal fees and expenses of Greenberg Traurig, P.A. and (y) the fees and expenses of Berenfeld Spritzer Schecter & Sheer, P.A. for the preparation of the Audited Financials, to be paid by the Company, and (ii) no Seller will have any Liability in respect of the Transaction Expenses of the Buyer (which will be borne by the Company); or

                    (b) if the Closing does not occur, each party will be
               responsible for its Transaction Expenses; provided, however that this provision shall not affect the remedies available to the parties in the event of any breach of this Agreement.

          6.8. Payment of Indebtedness.

               6.8.1 Debt of the Company. The Company will satisfy all the Debt identified on Schedule 6.8 in full before the Closing.

               6.8.2 Sellers' Obligations. At or before the Closing, each Seller will, and will cause each of its Affiliates, to satisfy all Liabilities it has to the Company in respect of Debt.

          6.9. Sellers' Release. Effective as of the Closing, each Seller hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Company except for (a) rights and claims arising from or in connection with this Agreement or any Ancillary Agreements and (b) rights and claims arising from or in connection with claims asserted against such Seller by third parties for which the Buyer Indemnified Persons are not entitled to indemnification by such Seller pursuant to Section 11.3.

          6.10. Confidentiality.

               6.10.1 Confidentiality of the Sellers.

                    (a) Each Seller acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between the Sellers and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.10.1(a). Accordingly, each Seller hereby agrees with the Buyer that such Seller and its Representatives will not, and that such Seller will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business or the Company; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 6.10.1(a) will not prohibit any retention of copies of records or disclosure (a) required by any applicable Legal Requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions. The Sellers agree that they will be responsible for any breach or violation of the provisions of this Section 6.10.1(a) by any of their Representatives.

                    (b) Notwithstanding the foregoing, you and each of your
               Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the you relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii).

               6.10.2 Confidentiality of the Buyer. The Buyer hereby reaffirms its obligations under the Confidentiality Agreement dated September 19, 2005, as amended and restated on December 3, 2005.

          6.11. Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer and the Sellers' Representative; provided, however, that the provisions of this Section 6.11 will not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

          6.12. Noncompetition and Nonsolicitation. For a period of five (5) years from and after the Closing Date (three (3) years in the case of Patrick MacDougall), other than in such capacity as an employee of the Buyer, none of the Sellers will engage directly or indirectly in all or any portion of the Business as conducted as of the Closing Date in any geographic area in which the Company conducts the Business as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Business. For a period of two
     (2) years from and after the Closing Date, the Sellers will not recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of the Company to leave the employ of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.12 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          6.13. Further Assurances. From and after the Closing Date, upon the request of either the Sellers' Representative or the Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions, including, without limitation, the management representation letter to be provided by the Sellers in connection with the audit of the Company's 2005 financial statements. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing. Each Seller will refer all customer inquiries relating to the Business to the Buyer, or the Company, as appropriate, from and after the Closing.

          6.14. Employees. The Buyer hereby acknowledges its intent to retain all of the employees of the Company until the date that is ninety (90) days following the Closing Date. Notwithstanding the foregoing, the Buyer may terminate any Company employees for cause, which shall include, without limitation, termination for performance reasons, during the ninety (90) day period. Any Company employees terminated after the Closing Date will be entitled to receive a severance payment equal to one week's salary for each consecutive year the Company employed the employee. This provision is not intended to create any third-party beneficiary to this Agreement.

          6.15. Restrictions on Transfer of Stock Consideration.

               6.15.1 The Stock Consideration will not be sold, transferred, pledged, assigned or otherwise encumbered or disposed until the latest of (i) the date on which such Stock Consideration has vested in accordance with Section 6.15.2, (ii) the date on which such Stock Consideration is released from escrow pursuant to the terms of the Escrow Agreement and (iii) (a) when, in the opinion of Ropes & Gray LLP, Greenberg Traurig P.A. or other counsel reasonably acceptable to the Buyer, such restrictions are no longer required in order to assure compliance with the Securities Act. Whenever such restrictions shall cease and terminate as to any Stock Consideration or such Stock Consideration may be sold under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Buyer, without expense, new certificates not bearing the legends set forth in Section 4.9. The Buyer agrees to, as promptly as practicable and, in any event, not later than five (5) Business Days after receipt of written notice from any holder of Stock Consideration and such holder's stock broker, provide a legal opinion to the Buyer's transfer agent that authorizes the removal of the legends set forth in Section 4.9 that appear on the certificates representing the Buyer Common Stock registered in the name of such holder. Notwithstanding the foregoing, Buyer shall have no obligation to provide such legal opinion until the later of (x) the first anniversary of the Closing Date and (y) the date when the conditions set forth in each of clauses (i), (ii) and (iii) above are satisfied.

               6.15.2 The Stock Consideration will vest according to the following schedule:

                    (a) Fifty percent (50%) of the shares of Buyer Common Stock received as Stock Consideration (rounded down to the nearest whole number of shares) shall vest on the first anniversary of the Closing Date;

                    (b) Twenty-five percent (25%) of the shares of Buyer Common
               Stock received as Stock Consideration (rounded down to the nearest whole number of shares) shall vest on the second anniversary of the Closing Date; and

                    (c) The remaining shares of Buyer Common Stock received as
               Stock Consideration shall vest on the third anniversary of the Closing Date.

          Notwithstanding the foregoing, (i) if there shall occur following the Closing Date a merger or acquisition of the Buyer in which the Buyer is not the surviving entity or a sale of substantially all of the Buyer's assets, then any portion of the Stock Consideration that has not then vested shall automatically vest without any action by the parties hereto and (ii) if any Seller's (other than Carey Feick, and with respect to Carey Feick, all of the Sellers) employment (except as set forth in the immediately following sentence) with the Buyer or any of its Affiliates following the Closing Date is terminated by the Buyer, then any portion of such Seller's Stock Consideration that has not then vested shall automatically vest without any action by any of the parties hereto. If any Seller is discharged from his employment with the Buyer or any of its Affiliates following the Closing Date for cause that, in the reasonable opinion of the independent Directors of the Buyer's Board of Directors, casts substantial discredit upon either such Seller or the Buyer, then such Seller's shares shall not be subject to the accelerated vesting set forth in the immediately preceding sentence.

          6.16. Restricted Stock Unit Grants. The individuals identified on
     Exhibit 6.16(a) will receive on the Closing Date such number of Restricted Stock Units equal to the result obtained by dividing (i) the dollar amount set forth next to the name of such recipient on Exhibit 6.16(a) by (ii) the average of the daily volume-weighted average price per share (rounded to the nearest cent) of Buyer Common Stock as reported by the NASDAQ National Market over the five trading days immediately prior to the trading day before the Closing Date (the "RSU Grants"). The Restricted Stock Units will be represented by award certificates in substantially the forms attached as
     Exhibit 6.16(b) (the "Restricted Stock Unit Certificates"). Any Restricted Stock Units that are forfeited pursuant to the terms of the relevant Restricted Stock Unit Certificate will become available for further grants by Buyer to key employees of the Business following the Closing Date.

     Upon the issuance of the RSU Grants, the Buyer will be entitled to deduct and withhold any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld as a result of such issuance. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

     7. CONDITIONS TO THE BUYER'S OBLIGATIONS AT THE CLOSING.

     The obligations of the Buyer to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Buyer in accordance with Section 12.3):

          7.1. Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement and in any Ancillary Agreement (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct (or true and correct in all material respects, as the case may be) as of such specified date or time.

          7.2. Performance. The Company and each Seller will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

          7.3. Stock Certificates. The Sellers will have delivered to the Buyer certificates, duly endorsed (or accompanied by duly executed stock transfer powers) evidencing all of the Shares.

          7.4. Compliance Certificate. The Company and the Sellers' Representative will have delivered to the Buyer a certificate substantially in the form of Exhibit 7.4.

          7.5. Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

          7.6. Absence of Litigation. No Action will be pending or threatened in writing which may result in a Government Order (nor will there be any Government Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of the Buyer to own the Shares (including the right to vote the Shares), to control the Company, or to operate all or any material portion of either the Business or Assets or of the business or assets of the Buyer or any of its Affiliates or (d) would compel the Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or Assets or the business or assets of the Buyer or any of its Affiliates.

          7.7. Legal Opinion. The Buyer will have received from Greenberg Traurig, P.A., counsel to the Company and the Sellers (or other counsel reasonably acceptable to the Buyer), its opinion with respect to the Contemplated Transactions, which opinion will be substantially in the form attached hereto as Exhibit 7.7.

          7.8. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as reasonably requested by the Buyer, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, and no such authorization, consent or approval will have been revoked.

          7.9. Tax Deliveries. The Company will have delivered to the Buyer (i) a certification (in such form as may be reasonably requested by counsel to the Buyer) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h) and (ii) a duly completed IRS form 8023 executed by each Seller.

          7.10. Proceedings and Documents. All of the Company's corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Buyer and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

          7.11. Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered to the Buyer by each of the other parties thereto.

          7.12. Resignations. The Buyer will have received the resignations, effective as of the Closing, of each officer and director of the Company, other than those whom the Buyer will have specified in writing at least two Business Days prior to the Closing.

          7.13. No Material Adverse Change. Since the Balance Sheet Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect.

          7.14. Repayment of Pre-Closing Indebtedness, Etc. The Sellers will have repaid or caused the Company to repay all Debt listed on Schedule 6.8 and the Sellers will have obtained and delivered or caused the Company to obtain and deliver to Buyer documentation satisfactory to Buyer evidencing such repayment and the termination of all Encumbrances on any Assets securing such Debt. 8. CONDITIONS TO THE SELLERS' OBLIGATIONS AT THE CLOSING.

     8. CONDITIONS TO THE SELLERS' OBLIGATIONS AT THE CLOSING.



     The obligations of the Sellers to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Sellers' Representative in accordance with Section 12.3):

          8.1. Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement and in any Ancillary Agreement (a) that are not qualified by materiality or material adverse effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or material adverse effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct (or true and correct in all material respects, as the case may be) as of such specified date or time.

          8.2. Performance. The Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.

          8.3. Compliance Certificate. The Buyer will have delivered to the Sellers' Representative a certificate in the form of Exhibit 8.3.

          8.4. Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

          8.5. Absence of Litigation. No Action will be pending or threatened in writing which may result in a Government Order, nor will there be any Government Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

          8.6. Legal Opinion. The Sellers' Representative will have received from Ropes & Gray LLP, special counsel to the Buyer, its opinion with respect to the Contemplated Transactions, which opinion will be substantially in the form attached hereto as Exhibit 8.6.

          8.7. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as reasonably requested by the Sellers' Representative, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Sellers' Representative, and no such authorization, consent or approval will have been revoked.

          8.8. Proceedings and Documents. All of the Buyer's corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Sellers' Representative and to its counsel, and the Sellers' Representative will have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

          8.9. Ancillary Agreements. Each of the Ancillary Agreements to which the Sellers are party will have been executed and delivered to the Sellers' Representative by each of the other parties thereto.

          8.10. No Material Adverse Change. Since September 30, 2005, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a material adverse effect on the Buyer.

     9. TERMINATION.

          9.1. Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the "Termination Date") at any time prior to the Closing:

               (a) by mutual written consent of the Buyer and the Sellers' Representative;

               (b) by either the Buyer or the Sellers' Representative, so long as the Buyer or the Sellers and the Company, respectively, is/are not then in breach of its/their obligations under this Agreement in any material respect ,by providing written notice to the other at any time after February 1, 2006 (the "Final Termination Date") in the event that the Closing has not occurred on or prior to the Final Termination Date;

               (c) by either the Buyer or the Sellers' Representative if a final nonappealable Government Order permanently enjoining, restraining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction;

               (d) by the Buyer, so long as the Buyer is not then in breach of its obligations under this Agreement in any material respect, if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Company or any of the Sellers contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Buyer's right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), which breach or inaccuracy would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 7 and which is not cured on or prior to the earlier of (x) the 20th day following notice of such breach, or
          (y) February 1, 2006, or (ii) the Company or a Seller will have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of any condition set forth in Section 7 and such breach or violation is not cured on or prior to the earlier of (A) the 20th day following notice of such breach, or (B) February 1, 2006; or

               (e) by the Sellers' Representative, so long as neither the Company or any Seller is then in breach of its obligations under this Agreement in any material respect, if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Buyer contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Sellers' Representative's right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), which breach or inaccuracy would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 8 and which is not cured on or prior to the earlier of (x) the 20th day following notice of such breach, or (y) February 1, 2006, or (ii) the Buyer will have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of the condition set forth in Section 8 and such breach or violation is not cured on or prior to the earlier of (A) the 20th day following notice of such breach, or (B) February 1, 2006.

          9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement - other than the provisions of this Section 9.2 and Sections 3.30, 4.5 and 5.5 (No Brokers),
     6.7 (Expenses), 6.10 (Confidentiality), 6.11 (Publicity), 10 (Indemnification) and 12 (Miscellaneous) - will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date.

     10. INDEMNIFICATION.

          10.1. Indemnification by the Sellers.

               10.1.1 Indemnification. Subject to the limitations set forth in this Section 10, each Seller will jointly and severally (or in the case of clauses (c) and (d) below, severally, solely as to itself) indemnify and hold harmless the Buyer and each of its Affiliates (including, following the Closing, the Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a "Buyer Indemnified Person"), from, against and in respect of any and all Actions, Liabilities, Government Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable outside attorneys' and experts fees and expenses, but excluding any imputed time charges of attorneys who are employees of the Indemnified Party), whether or not involving a Third Party Claim (collectively, "Losses"), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

                    (a) any fraud of any of the Sellers or the Company or any
               breach of, or inaccuracy in, any representation or warranty made by the Company or the Sellers or any of them in Section 3 or in the Escrow Agreement or any Schedule (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term "Material Adverse Effect," were deleted therefrom);

                    (b) any breach or violation of any covenant or agreement of the Company to the extent required to be performed or complied with by the Company prior to the Closing in or pursuant to this Agreement or the Escrow Agreement;

                    (c) any breach of, or inaccuracy in, any representation or warranty made by such Seller in Section 4, or any Ancillary Agreement or Schedule (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term "Material Adverse Effect," were deleted therefrom);

                    (d) any breach or violation of any covenant or agreement of such Seller (including under this Section 10) in or pursuant to this Agreement or any Ancillary Agreement; or

                    (e) (i) any direct or indirect illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or any illegal contribution, or reimbursement or illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or any agreement to do any of the foregoing, or (ii) the establishment or maintenance of any unrecorded fund or asset or making of any false entries on any books or records for any purpose.

               10.1.2 Monetary Limitations. The Sellers will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Sections 10.1.1(a) and 10.1.1(c) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein, or pursuant to Section 10.1.1(e) in respect of Losses resulting therefrom, unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds two hundred ninety-four thousand dollars ($294,000) (the "Threshold Amount"), in which case the Sellers will indemnify the Buyer Indemnified Persons only for the amount by which such Losses exceed the Threshold Amount, and the Sellers' aggregate liability in respect of claims for indemnification pursuant to Sections 10.1.1(a), 10.1.1(c) and 10.1.1(e) will not exceed twenty-four million dollars ($24,000,000) for all Sellers in the aggregate or for any individual Seller the amount as set forth next to such Seller's name on Schedule 10.1.2; provided, however, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Sections 10.1.1(a) and 10.1.1(c) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1.1 (Organization), 3.2 (Power and Authorization), 3.4(e) (Breach of Organizational Documents), 3.5 (Capitalization), 3.17 (Tax Matters),
          3.30 (No Brokers), 4.1 (Power and Authorization), 4.3(c) (Noncontravention), 4.4 (Title) or 4.5 (No Brokers) or (b) claims based upon fraud or intentional misrepresentation. Claims for indemnification pursuant to any other provision of Section 10.1.1 are not subject to the monetary limitations set forth in this Section
          10.1.2. Notwithstanding anything to the contrary set forth herein, with respect to Losses arising from the breach of, or inaccuracy in the representation and warranty set forth in Section 3.13.4 (Real Property Leases), Sellers' aggregate liability in respect of claims for indemnification pursuant to Section 10.1.1(a) will not exceed two hundred fifty thousand dollars ($250,000) for Losses resulting from the condition or use of the premises located at 12910 SW 89th Court, Miami, FL 33176; provided that such $250,000 limitation shall not apply to Losses resulting from moving or replacing the leased Facility to an equivalent Facility if all or any portion of the Business is required to be relocated as a result of any breach of the Real Property Lease for such Facility.

          10.2. Indemnity by the Buyer.

               10.2.1 Indemnification. Subject to the limitations set forth in this Section 10, the Buyer will indemnify and hold harmless each Seller and each Seller's respective Affiliates (including, prior to the Closing, the Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a "Seller Indemnified Person"), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

                    (a) any fraud of the Buyer or any breach of, or inaccuracy in, any representation or warranty made by the Buyer in Section 5, or in any Ancillary Agreement or Schedule (in each case, as such representation or warranty would read if all qualifications as materiality, including each reference to "material adverse effect," were deleted therefrom); or

                    (b) any breach or violation of any covenant or agreement of the Buyer (including under this Section 10) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement or any Ancillary Agreement.

               10.2.2 Monetary Limitations. The Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 10.2.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds the Threshold Amount, in which case the Buyer will indemnify the Seller Indemnified Persons only for the amount by which such Losses exceed the Threshold Amount, and the Buyer's aggregate liability in respect of claims for indemnification pursuant to Section 10.2.1(a) will not exceed twenty-four million dollars ($24,000,000); provided, however, that foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 10.2.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Power and Authorization), 5.4(d) (Breach of Organizational Documents) or 5.7 (No Brokers) or (b) claims based upon fraud or intentional misrepresentation. Claims for indemnification pursuant to any other provision of Section 10.2.1 are not subject to the limitations set forth in this Section 10.2.2.

          10.3. Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 10.1.1(a), 10.1.1(c), 10.1.1(e) or 10.2.1(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

                    (a) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections
               3.1.1 (Organization), 3.2 (Power and Authorization), 3.4(e) (Breach of Organizational Documents), 3.5 (Capitalization), 3.30 (No Brokers), 4.1 (Power and Authorization), 4.3(c) (No Breach of Organizational Documents of Seller), 4.4 (Title), 4.5 (No Brokers), 5.1 (Organization), 5.2 (Power and Authorization), 5.4(d) (Breach of Organizational Documents) or 5.7 (No Brokers);

                    (b) at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation;

                    (c) at any time prior to the thirtieth day after the
               expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.17 (Tax Matters), 3.18 (Employee Benefit Plans) or 3.19 (Environmental Regulation);

                    (d) at any time prior to last day of the sixth month
               following the Closing Date, in the case of any indemnification pursuant to Section 10.1.1(e) with respect to suppliers or customers or their employees or Representatives; and

                    (e) at any time prior to last day of the 18th month
               following the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement.

     Claims for indemnification pursuant to any other provision of Sections
10.1.1 and 10.2.1 are not subject to the limitations set forth in this Section 10.3.

          10.4. Third Party Claims.

               10.4.1 Notice of Claim. If any third party will notify an Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to an Indemnified Claim against an Indemnifying Party under this Section 10, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 10, except to the extent such delay actually and materially prejudices the Indemnifying Party.

               10.4.2 Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to
          Section 10.4.1. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim and which are subject to indemnification pursuant to
          Section 10.1 or 10.2, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action, (f) settlement of, an adverse judgment with respect to or the Indemnifying Party's conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party's reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party's assumption of control of the defense of the Third Party Claim.

               10.4.3 Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

               10.4.4 Indemnified Party's Control. If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 10.4.2 within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 10.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 10.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable outside attorneys' fees and expenses, but excluding the expenses of any attorneys who are employees of the Indemnified Party) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 10.

               10.4.5 Consent to Jurisdiction Regarding Third Party Claim. The Buyer and each of the Sellers, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 12.12 are incorporated herein by reference, mutatis mutandis.

          10.5. No Circular Recovery. Each Seller hereby agrees that it will not make any claim for indemnification against the Buyer or the Company by reason of the fact that such Seller was a controlling person, director, employee or Representative of the Company or was serving as such for another Person at the request of the Buyer or the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, Organizational Document, Contractual Obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Seller relating to this Agreement or any of the Contemplated Transactions. With respect to any claim brought by a Buyer Indemnified Person against any Seller relating to this Agreement and any of the Contemplated Transactions, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Seller pursuant to this Section 10.

          10.6. Other Limitations.

               10.6.1 Insurance. The amount of any Losses shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party with respect thereto under any insurance coverage, less all reasonable out-of-pocket costs incurred by the Indemnified Party in its pursuit of such amount. The Indemnified Party will use reasonable efforts to collect any amounts available under such insurance coverage. The Indemnifying Party will compensate the Indemnified Party for all costs incurred by the Indemnified Party subsequent either to the reduction of any indemnification claim or the delivery of any such insurance proceeds to the Indemnifying Party, as the case may be, as a result of any increase at any time in the costs of such insurance, including, but not limited to, retrospective premium adjustments, experience-based premium adjustments (whether retroactive or prospective) and indemnification or surety obligations of the Indemnified Party to any insurer resulting from any claim made pursuant to this section. If an Indemnified Party receives an amount under insurance coverage with respect to Losses at any time subsequent to any indemnification provided by an Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such party in connection with providing such indemnification up to such amount received by the

          Indemnified Party. Notwithstanding the foregoing, the Indemnified Party will not be required to pursue a recovery from an insurer in the event that the Indemnified Party determines in its reasonable judgment that the pursuit of proceeds under such coverage would likely result in such Indemnified Party being unable to obtain or maintain similar insurance coverage at commercially reasonable rates as a result of its seeking such proceeds.

               10.6.2 Mitigation. Indemnified Parties shall act in a commercially reasonable manner in addressing any Losses that may provide the basis for an indemnifiable claim (that is, the Indemnified Parties shall respond to such Losses in the same manner that they would respond to such Losses in the absence of the indemnification provided for in this Agreement, provided that the Indemnified Parties shall not be required to incur any undue expense or take any action that would cause undue hardship, including impairing its ability to conduct business). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

               10.6.3 No Double Recovery. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement or otherwise.

          10.7. Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 10 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 10 without regard to the availability of a remedy under any other provision of this Section 10.

          10.8. Knowledge and Investigation. No Buyer Indemnified Person will have a right to indemnification pursuant to this Section 10 with respect to any breach or inaccuracy of any representation or warranty, referred to in
     Section 10.1(a) or 10.1(c), which in either case any individual listed in
     Section 5.7 had actual knowledge of any such inaccuracy or breach of such representation or warranty. If any condition contained in this Agreement or in any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement is waived in writing by an Indemnified Party, the right of such Indemnified Party to indemnification pursuant to this Section 10 based on such representation, warranty, covenant or agreement shall be deemed waived at Closing.

          10.9. Sources of Indemnification for Buyer Indemnified Persons. If a Buyer Indemnified Person has an indemnification claim pursuant to this
     Section 10, which claim is not paid in cash by the Sellers, the Buyer shall first seek to satisfy such indemnification claim from the Escrow Amount pursuant to terms of the Escrow Agreement, up to the full Escrow Amount. If the Buyer has unsatisfied claims which exhaust the entire Escrow Amount, then the Buyer may seek direct recovery against the Sellers in accordance with the terms of this Section 10 for any excess.

          10.10. Exclusive Remedy. Except for remedies that cannot be waived as a matter of law or as provided in Section 10, if the Closing occurs, the indemnities provided for in this Section 10 are the sole and exclusive remedies of the Indemnified Parties for any breach of this Agreement, including those caused by any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, other than claims based on conduct constituting fraud, fraud in the inducement, intentional misrepresentation or claims based on breaches of Sections 6.10 and 6.12. The parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the parties hereby waive.

     11. TAX MATTERS

          11.1. S Corporation Matters

               11.1.1 S-Corporation Status. The Company and Sellers shall not revoke the Company's election to be taxed as an S corporation within the meaning of Code sections 1361 and 1362. The Company and Sellers shall not take or allow any action that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code sections 1361 and 1362.

               11.1.2 Section 338(h)(10) Election. The Company and each Seller shall join with Buyer in making an election under Code section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Stock hereunder (collectively, a "338(h)(10) Election"). Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the ss.338(h)(10) Election on their Tax Returns to the extent required by applicable law. Sellers shall also pay any Tax imposed on the Company attributable to the making of the ss.338(h)(10) Election, including (i) any 1374 Tax, (ii) any other tax imposed under Reg. ss.1.338(h)(10)-1(d)(2), or (iii) any other state, local or foreign Tax imposed on the Company gain, and Sellers shall indemnify Buyer and the Company against any Losses arising out of any failure to pay any such Taxes.

               11.1.3 Forms. The Buyer agrees that it shall be responsible for the preparation of all forms and schedules required to be filed in connection with the Section 338(h)(10) Election other than IRS Form 8023 ("Section 338 Forms"), including IRS Form 8883 and all attachments required to be filed therewith pursuant to the applicable Treasury Regulations. The Section 338 Forms shall be prepared in accordance with the allocation described in Section 11.1.4. No later than 90 days after the Closing Date, the Buyer shall furnish the Sellers with a copy of the Section 338 Forms prepared by the Buyer and executed by the proper party on behalf of the Buyer. On or before the 30th day prior to the latest date for filing the Section 338 Forms, the Buyer and each Seller shall agree upon the form and content of the
          Section 338 Forms to be filed within the applicable time period and each Seller shall deliver to the Buyer a copy of such Section 338 Forms executed by such Seller. The Buyer shall file such Section 338 Forms and IRS Form 8023 with the IRS or other appropriate taxing authority within the applicable time period. The Buyer shall be responsible for filing all Section 338 Forms and IRS Form 8023 with the proper taxing authorities, provided that the Sellers shall be responsible for filing any Section 338 Form that must be filed with a Tax Return that the Seller is responsible for preparing and filing.

               11.1.4 Allocation. Within five Business Days following the date of this Agreement, the Sellers shall provide to the Buyer a proposed allocation of the Purchase Price plus liabilities deemed assumed (the "Tax Purchase Price") for the deemed sale of the assets resulting from the making of the Section 338(h)(10) Election. The Tax Purchase Price shall be allocated using principles that are consistent with Code ss.ss.338 and 1060 and the regulations thereunder. The Buyer and Seller shall mutually agree on a final allocation ("Final Allocation") of the Tax Purchase Price prior to the Closing Date.

               11.1.5 Modification; Revocation; Consistent Treatment. The Buyer and the Sellers agree that none of them shall, nor shall any of them permit any of their Affiliates to, take any action to modify the
          Section 338 Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election following the filing of the
          Section 338 Forms, without the written consent of the Sellers and the Buyer. The Buyer and the Sellers shall, and shall cause their respective Affiliates to, file all Tax Returns and take positions in all Tax proceedings in a manner consistent with the information contained in the Section 338 Forms as filed and the Final Allocation.

          11.2. Tax Indemnification. Each Seller will jointly and severally indemnify, exonerate and hold free and harmless each Buyer Indemnified Person from and against any Losses attributable to (a) all Taxes of the Company described in Section 11.1.2, (b) all Taxes (or the non-payment thereof), other than Taxes in clause (a) of this Section 11.2, of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"),
     (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation and (d) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract, or otherwise; provided, however, that Sellers will be liable for Taxes pursuant to clauses (b), (c) and (d) above only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company for ordinary course operations (excluding the deemed sale of assets that occurs as a result of the Section 338(h)(10) Election) in filing its Tax Returns.

          11.3. Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes of the Company based upon or measured by net income or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time). The amount of Taxes other than Taxes of the Company based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          11.4. Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving the Company will be terminated prior to the Closing and, after the Closing, the Company will not be bound thereby or have any Liability thereunder.

          11.5. Certain Taxes and Fees. All transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be paid by Sellers when due. Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

          11.6. Cooperation on Tax Matters. Buyer, the Company, and Sellers will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

          11.7. Preclosing Tax Returns. The Sellers shall prepare and file (or cause the Company to prepare and file) all income Tax Returns relating to the Company for taxable periods ending on or prior to the Closing. The Buyer shall provide the Sellers with such cooperation and information as they reasonably may request (and the Buyer shall cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.

     12. MISCELLANEOUS

          12.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

                    (a) by hand (in which case, it will be effective upon
               delivery);

                    (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

                    (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

      in each case, to the address (or facsimile number) listed below:

         If to the Company, to it at:

                  Planning Group International, Inc.
                  12910 SW 89 Court
                  Miami, FL 33176
                  Telephone number: (305) 253-0100
                  Facsimile number: (305) 253-0013
                  Attention: Gaston Legorburu

         with a copy to:

                  Greenberg Traurig, P.A.
                  1221 Brickell Avenue
                  Miami, FL 33131
                  Telephone number: (305) 579-0685
                  Facsimile number: (305) 961-5685
                  Attention: Paul Berkowitz


         If to the Buyer, to it at:

                  Sapient Corporation
                  25 First Street
                  Cambridge, Massachusetts 02141
                  Telephone number:  (617) 621-0200
                  Facsimile number: (617) 621-1300
                  Attention:  Jane E. Owens, Sr. Vice President
                  & General Counsel

         with a copy to:

                  Ropes & Gray LLP
                  One International Place
                  Boston, Massachusetts 02110
                  Telephone number:  (617) 951-7000
                  Facsimile number: (617) 951-7050
                  Attention: Keith F. Higgins

         If to the Sellers, to the Sellers' Representative.

         If to the Sellers' Representative, to:

                  Gaston Legorburu
                  12910 SW 89 Court
                  Miami, FL 33176
                  Telephone number: (305) 253-0100
                  Facsimile number: (305) 253-0013

         with a copy to:

                  Greenberg Traurig, P.A.
                  1221 Brickell Avenue
                  Miami, FL 33131
                  Telephone number: (305) 579-0685
                  Facsimile number: (305) 961-5685
                  Attention: Paul Berkowitz

         Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 12.1 to each of the other parties hereto.

          12.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any Liability hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

          12.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, the Company and the Sellers' Representative, or in the case of a waiver, by the party (in the case of the Sellers, by the Sellers' Representative) against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

          12.4. Provisions Concerning Sellers' Representative.

               12.4.1 Appointment. Each Seller hereby appoints Gaston Legorburu as the agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on the Sellers' behalf). Without limiting the generality of the foregoing, the Sellers' Representative will be authorized to:

                    (a) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Sellers necessary to effectuate the Closing and consummate the Contemplated Transactions;

                    (b) take all actions on behalf of the Sellers in connection with any claims made under Section 10 to defend or settle such claims, and to make payments in respect of such claims;

                    (c) take all actions on behalf of the Sellers in connection with the escrow account established pursuant to the Escrow Agreement (including giving any instructions to the Escrow Agent, on behalf of the Sellers, to pay from such escrow account any amounts owed by the Sellers pursuant to this Agreement);

                    (d) execute and deliver, should it elect to do so in its
               sole discretion, on behalf of the Sellers, any amendment to this Agreement so long as such amendment will apply equally to all Sellers; and

                    (e) take all other actions to be taken by or on behalf of
               the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement.

               12.4.2 Liability. The Sellers' Representative will not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and the Sellers will jointly and severally indemnify the Sellers' Representative from any Losses arising out of its serving as the Sellers' Representative hereunder. The Sellers' Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Buyer agrees that it will not look to the personal assets of the Sellers' Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

          12.5. Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

          12.6. Schedules; Listed Documents, etc. The listing or description of any item, matter or document in any Schedule hereto will be deemed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith to which it reasonably relates.

          12.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.

          12.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

          12.9. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

          12.10. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. Except as otherwise set forth herein, if any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

          12.11. Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

          12.12. Jurisdiction; Venue; Service of Process.

               12.12.1 Jurisdiction. Subject to the provisions of Section 10.4.5, each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts or the United States District Court located in The Commonwealth of Massachusetts for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

               12.12.2 Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in the City of Boston. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

               12.12.3 Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Massachusetts law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to
          Section 12.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

          12.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

                                                        Stock Purchase Agreement


     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.



  THE BUYER:                                  SAPIENT CORPORATION


                                              By: /s/ Jerry Greenberg
                                                  -------------------
                                                  Name:  Jerry Greenberg
                                                  Title: Co-Chief Executive
                                                         Officer

  THE COMPANY:                                PLANNING GROUP INTERNATIONAL, INC.


                                              By: /s/ Carey Feick
                                                  ---------------
                                                  Name:  Carey Feick
                                                  Title: President

  THE SELLERS:                                CAREY FEICK


                                              /s/ Carey Feick
                                              ---------------



                                              CARTER NORRIS


                                              /s/ Carter Norris
                                              -----------------



                                              GASTON LEGORBURU


                                              /s/ Gaston Legorburu
                                              --------------------



                                              PATRICK MACDOUGALL


                                              /s/ Patrick MacDougall
                                              ----------------------